CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 28, 2007, relating to the financial statements and financial highlights, which appear in the September 30, 2007 Annual Report to AllianceBernstein Short Duration Class Shareholders of the Sanford C. Bernstein Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports" and "Custodian, Counsel, Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP



New York, New York
January 28, 2008